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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

    Date of Report (Date of earliest event reported) February 19, 1997

                           NATIONAL MEDIA CORPORATION

    (Exact name of registrant as specified in charter)


        Delaware                      I-6715                   13-2658741
-------------------------        -----------------       ---------------------
(State or Other Juris-           (Commission File        (IRS Employer Identi-
diction of Incorporation)         Number)                 fication No.)



  1835 Market Street, Philadelphia, PA                               19103
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(Address of principle executive offices)                          (Zip Code)


Registrant's telephone number, including area code 215-988-4900
                                                   ------------

                                      N/A
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)


                         --------------------------------
                         No Exhibit Index appears herein.



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ITEM 5. OTHER EVENTS.

    On February 19, 1997, National Media Corporation (the "Company") filed suit in Los Angeles County Superior Court against Guthy-Renker Corporation ("Guthy-Renker") alleging, among other things, that Guthy-Renker had failed to supply "Fitness Flyer" exercise units to the Company in accordance with the terms of an agreement entered into by the companies.

    The two companies had co-funded the production of the "Fitness Flyer" infomercial, an infomercial created by the Company's DirectAmerica subsidiary. The infomercial has been airing since late 1996. Under the agreement, both companies have certain rights to air the infomercial separately in the domestic market, while the Company has exclusive rights to market the product internationally.

    The suit alleges that Guthy-Renker has delayed or failed to ship a large majority of the units ordered by the Company. At the time of the filing of the suit, the Company had a backlog of customer orders for the product representing approximately $4.8 million in revenues.

    On February 19, 1997, Guthy-Renker also announced that it had filed suit in California state court against National Media alleging fraud, breach of contract and negligent misrepresentation in connection with the "Fitness Flyer" agreement. On March 3, 1997, Guthy-Renker also filed suit in the United States District Court for the Central District of California concerning the "Fitness Flyer," alleging trademark infringement, copyright infringement and unfair competition and seeking injunctive and monetary relief, including, but not limited to, an injunction against airings of the "Fitness Strider" infomercial. Late on March 4, 1997, a hearing was scheduled for March 5, 1997 to consider Guthy-Renker's motion for a temporary restraining order against the Company.

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                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 NATIONAL MEDIA CORPORATION
                                 (Registrant)

Date: February 25, 1997          By: /s/ Brian J. Sisko
                                    --------------------------------------
                                 Name: Brian J. Sisko
                                 Title: Vice President and General Counsel







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